EXHIBIT 99

DIME SAVINGS BANK PURCHASES $200 MILLION MULTIFAMILY LOAN PORTFOLIO
Transaction accelerates attainment of 2014 loan growth target

Brooklyn, New York – February 21, 2014 – Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the "Company"), the parent company of The Dime Savings Bank of Williamsburgh ("Dime"), today announced that Dime completed the repurchase of $200.1 million of loans previously sold to a third party from December 2002 through February 2009.  All loans are current and performing.
Announcing the transaction, Vincent F. Palagiano, Chairman and Chief Executive Officer of the Company, stated, "I am pleased to report that the Company was able to capitalize on a unique opportunity to repurchase $200 million in previously sold loans, enabling us to make significant progress toward meeting our 2014 loan origination goals."  Mr. Palagiano continued, "As originator and servicer of these loans, we are intimately familiar with their underwriting and credit quality.  Furthermore, the repurchase was appealing to us because of the relatively short nature of the assets being acquired."
Dime remains one of the premier banks lending to owners of multifamily properties in New York City.
ABOUT DIME COMMUNITY BANCSHARES
The Company (Nasdaq: DCOM) had $4.03 billion in consolidated assets as of December 31, 2013, and is the parent company of Dime.  Dime was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-five branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York.  More information on the Company and Dime can be found on the Dime's Internet website at www.dime.com.

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Contact:                          Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279